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                          November 13, 2023

       Benjamin Uy
       Deputy General Counsel
       Lucid Group, Inc.
       7373 Gateway Blvd
       Newark, CA 94560

                                                        Re: Lucid Group, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed November 7,
2023
                                                            File No. 333-275372

       Dear Benjamin Uy:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Alex
King at 202-551-8631 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing
       cc:                                              Emily Roberts